MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Sew Cal Logo, Inc., of our report dated November 29, 2007 on our audit of the financial statements of Sew Cal Logo, Inc. as of August 31, 2007 and August 31, 2006, and the related statements of operations, stockholders' equity and cash flows through August 31, 2007 and from inception August 30, 1985 through August 31, 2007, and the reference to us under the caption "Experts."

Moore + Associates

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 4, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501